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                                                                EXHIBIT(h)(i)(2)

                   ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT

         This ANTI-MONEY LAUNDERING AND PRIVACY AMENDMENT (this "AMENDMENT") amends as of the 29th day of December, 2002 (the "EFFECTIVE DATE"), the Transfer Agency Agreement, dated as of December 29, 2002, between Undiscovered Managers Funds (the "COMPANY" or the "FUND") and PFPC Inc. ("PFPC") (the "AGREEMENT").

         For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. PRIVACY. As of the Effective Date, the Agreement is amended by adding the following new provision:

         "Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation."

2. ANTI-MONEY LAUNDERING. As of the Effective Date, the Agreement is amended by adding the following new provision:

         "Anti-Money Laundering. PFPC shall perform the following actions necessary to ensure that the Fund is in compliance with Section 352 of the USA PATRIOT Act: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities and to ensure the Fund's compliance with Section 352; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by a qualified outside party, for compliance with PFPC's established policies and procedures;
         (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program;
         (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities; and (e) unless restricted by law, notify the Fund (specifically, endeavor to notify the Fund's designee as specified by the Fund to the PFPC Relationship Manager assigned to with which the Fund interacts) promptly whenever PFPC determines activity of a shareholder within the Fund to be suspicious and reportable, consistent with PFPC's established criteria (as attached hereto subject to being revised from time to time)(without limitation, this includes when shareholder names match names on OFAC lists and such matches are confirmed). Upon the reasonable request of the Fund, PFPC shall provide to the Fund: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this agreement);
         (y) to the extent permitted by PFPC's parent company, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties




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         agree the provisions herein do not apply to Section 326 of the USA
         PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder."

3. ANNUAL CERTIFICATION. Upon request, PFPC shall provide to the Fund a certification in the form attached, or substantially similar thereto, or, if such certification would not be accurate, an explanation of inaccuracies.

4 GENERAL. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


Undiscovered Managers Funds



By:    /s/ Mark P. Hurley
    -----------------------------
Name:  Mark P. Hurley
Title: President



PFPC INC.



By:    /s/ Lynne M. Cannon
    -----------------------------
Name:  Lynne M. Cannon
Title: Vice President & Director
       Transfer Agency Division